EXHIBIT 10.8

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement"), dated effective as of June 1, 2014, is made by and between ZMAX Capital Corp., a Florida corporation (“ZMAX”), whose address is 4045 Sheridan Avenue, Suite 443, Miami Beach, Florida 33140 and, Placer Del Mar Ltd., a Nevada corporation (the “Company”), having its principal place of business at 4045 Sheridan Avenue, Suite 443, Miami Beach, Florida 33140.

WHEREAS, the Company desires assistance in the management consulting, business development and corporate finance areas; and

WHEREAS, ZMAX and its affiliates and/or assigns (collectively, the “Consultant”) desires to provide Consulting Services (as defined below) to the Company as of the date first written above, and the Company desires to engage the Consultant to provide the Consulting Services to the Company;

NOW, THEREFORE, in consideration for those services Consultant will to provide to the Company, the Company and Consultant (collectively, the “Parties”) agree as follows:

1. Services of Consultant.

Consultant shall perform for the Company certain professional consulting services relating to management, business development, corporate finance and other related activities as directed by the Company.  Consultant is not a broker-dealer and none of the services required to be provided by Consultant under this Agreement shall require that it be a broker-dealer. The services to be provided by Consultant will not be in connection with the offer or sale of any securities in any capital-raising transaction, and will not directly or indirectly promote or maintain a market for the Company's securities.  Consultant may provide the services in conjunction with professionals who may act under Consultant’s direct supervision.  Consultant and/or such professionals shall provide such consulting work monthly through the term of this Agreement (“Consulting Services”).

2. Consideration.

In consideration of the services rendered and to be rendered by the Consultant hereunder, the Company will pay the Consultant a monthly fee of $10,000 (the “Cash Fee”).  From the Date hereof, the Consultant shall be paid the Cash Fee on a monthly basis at the beginning of each month for the remainder of the Term (as defined below).

3. Expenses.

The Company agrees to reimburse Consultant for reasonable out-of-pocket expenses upon prior written approval by the Company, to a maximum aggregate amount of $5,000.

    4.    Confidentiality.

Each of the Parties recognizes that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other Party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, customers, suppliers, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Each of the Parties agrees to keep all such Confidential Information of the other confidential and not to discuss or disclose it to anyone other than their agents without the approval of the disclosing Party.  Confidential Information shall not include information that the receiving Party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving Party, (b) was known to the receiving Party as of the time of its disclosure, (c) is independently developed by the receiving Party, or (d) is subsequently learned from a third Party not under a confidentiality obligation to the disclosing Party.

5.           Indemnification.

a. The Company agrees to indemnify, defend, and hold harmless Consultant, its assignees, and their respective directors, officers, managers, partners, employees, attorneys and agents, and to defend any action brought against said parties with respect to any and all claims, demands, causes of action, debts or liabilities, including reasonable attorneys' fees, arising out of work performed under this Agreement, including breach of the Company of this Agreement, unless caused by the grossly negligent actions of Consultant.

b. Consultant agrees to indemnify, defend, and shall hold harmless the Company, its directors, officers, employees, attorneys, and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

c. In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying Party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense, and all negotiations relative to the settlement of any such claim.  Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.           Limitation of Liability.

Unless Consultant is found to be grossly negligent, Consultant shall have no liability with respect to Consultant's obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages.

7.           Term and Termination.

a. This Agreement shall be deemed effective as of June 1, 2014 and shall terminate twelve (12) months (the “Term”) thereafter.

b. The Company shall have the right to terminate this agreement for any reason upon ten (10) days’ prior written notice to Consultant during the Term. Upon such termination, Consultant shall provide and deliver to the Company any and all outstanding services due through the effective termination date of this Agreement.

In the event of a termination of this Agreement pursuant to this Section 7, the Company shall not be entitled to request the return of any of the Cash Fee previously paid to Consultant hereunder, all of which Cash Fee shall be deemed fully earned upon payment.

8.           Miscellaneous.

a. This Agreement establishes an "independent contractor" relationship between Consultant and the Company.  Nothing herein shall be construed to create an employer-employee relationship between Consultant and the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 of this Agreement shall be the sole consideration due Consultant for the services rendered hereunder.

b. The rights of each of the Parties under this Agreement are cumulative.  The rights of each of the Parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing.  Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.  Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right.  No act or course of conduct or negotiation on the part of any Party shall in any way preclude such Party from exercising any such right or constitute a suspension or any variation of any such right.

c. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned Parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

d. This Agreement contains the entire Agreement between the Parties with respect to the subject matter hereof.  There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement.  Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

e. Only an instrument in writing executed by all the Parties hereto may amend this Agreement.

f. Each part of this Agreement is intended to be severable.  In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

g. Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

h. In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the Parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting Party such other instruments and to take such other actions as the requesting Party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

i. Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as first written above (subject to the right to designate a different address by notice similarly given).

j. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws rules or principles.  Each of the Parties consents to the exclusive jurisdiction of the federal and state courts having subject matter jurisdiction that are located in New York County in the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

k. The person signing this Agreement on behalf of each Party hereby represents and warrants that such person has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such Party.

l. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

m. Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date first written above.

ZMAX CAPITAL CORP.

By: /s/ Shafiq Nazerali
Name: Shafiq Nazerali
Title: President

PLACER DEL MAR LTD.

By: /s/ Frank Terzo
Name: Frank Terzo
Title: Chief Executive Officer